UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Basic Energy Services, Inc.

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Commencing May 15, 2015, the following letter will be sent to certain stockholders of Basic Energy Services, Inc.:

May 15, 2015

Dear Basic Energy Services Shareholder:

We ask your support at our 2015 Annual Meeting of Stockholders by voting in accordance with our recommendations for proposals included in our 2015 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”).  In particular, we urge your support FOR Proposal 2- Approval of Sixth Amended and Restated Basic Energy Services, Inc. 2003 Long-Term Incentive Plan (the “LTIP Amendment Proposal”), and FOR Proposal 3 - Advisory Vote to Approve Named Executive Compensation (the “Say-on-Pay Proposal”).

Our board of directors and Compensation Committee believe their respective practices overseeing compensation of our Chief Executive Officer and our other named executive officers has been prudent and is designed to align their interests with our shareholders and to retain talent over the long-term, especially during challenging times in our industry.

This supplemental letter is being sent:

(1) to respond to the reports of two proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”); and

(2) to provide additional information relating to 2014 executive compensation and Basic Energy Services’ commitment to appropriate alignment with shareholder interests.

We note that Glass Lewis has recommended that their clients vote FOR the LTIP Amendment Proposal.  However, ISS is not currently recommending support of this proposal.  We strongly disagree with the ISS recommendation and analysis and are providing further reasons why the LTIP Amendment Proposal deserves your support.  In addition, we are providing additional information relating to executive compensation and why the Say-on-Pay Proposal deserves your support.

LTIP Amendment Proposal Information

We believe the 1,000,000 additional authorized shares being requested under the LTIP Amendment Proposal reflects a reasonable and moderate increase of approximately 2.3% of our outstanding shares.  According to the ISS report, our historic 3-year average “burn rate” of issuances of awards under the LTIP has been below the ISS benchmark rate.  We utilize awards under the plan for issuances to a broad group of employees, not only our executive officers, and believe having flexibility to issue awards under the LTIP is necessary for us to remain competitive for hiring and maintaining employees.  The absence of awards available under the LTIP Amendment Proposal would also potentially impose a greater cash burden on the company for employee compensation.  We have also been sensitive to dilution created by issuances under the LTIP.  At the end of 2014, we repurchased 921,059 shares of our common stock, and during January 2015, we repurchased approximately 513,600 shares of our common stock. These 2014 and 2015 repurchases reduced the amount of dilution potentially caused by past and future LTIP issuances, and monetized the cash cost to the company of awards in an equal amount.

Responses to ISS Report Comments and General Information

We believe that the ISS report includes several calculations and statements that may be misleading to our investors.  Accordingly, we are providing responses and other clarifications in the paragraphs below.

We are also providing additional information to address investor questions that may arise from both the ISS and Glass Lewis reports specifically regarding the Say-on-Pay Proposal and that may be relevant to other considerations with respect to the LTIP Amendment Proposal.

2014 annual performance metrics were set higher than 2013 actual performance.

As discussed in the Proxy Statement, the Compensation Committee annually establishes a set of metrics for determining aggregate annual bonuses for our senior executive officers.  The 2014 targets for EPS and three-year average ROCE, although lower than targets for the prior year, were higher than our actual 2013 results.  The Compensation Committee believes it is customary and appropriate to consider actual financial results and forecasts when establishing financial targets.  The Compensation Committee further believes that the target goals set for 2014 were based on reasonable estimates, indicate meaningful achievements for 2014 management performance and reflect an appropriate degree of difficulty.

Achievement level of annual incentive awards was based on disclosed metrics.

The Proxy Statement discloses (1) 2014 determinations and actual relative achievement and (2) 2014 target for each factor used in our annual incentive awards, including earnings (loss) per share, average ROCE, total reportable incident rate, and preventable motor vehicle accident rate.  Based on aggregate level of achievement, the 2014 annual incentive awards reflect total actual payouts based on 159.17%, 132.12% and 88.75% of the potential awards for our Tier I and Tier II and Tier III named executive officers, respectively, compared to the maximum amounts of 180%, 150% and 100%.  The Compensation Committee allocated less than the maximum percentage allocation for personal performance to each of our named executive officers.

TSR awards designed to be competitive and performance-based.

We believe our 2014 TSR awards are substantially performance-based.  Based upon a review of our compensation peers and the broader marketplace, 20 of 28 companies in a sample of oil and gas service companies with performance-based long-term incentive grants utilize a relative TSR metric.  Our TSR awards are intended to motivate management under varying market conditions so that we can remain competitive in our cyclical industry.

2014 compensation increases represent first full year for our new CEO.

As disclosed in the Proxy Statement, Mr. Patterson was promoted from Chief Operating Officer to CEO in September 2013.  Accordingly, his total compensation and increase for 2014 compared to 2013 reflects in part his promotion and full year of service as our CEO in 2014.  We believe the increases were reasonable and appropriate, and his share awards were designed to build his share ownership as CEO.  Mr. Patterson’s 2014 total compensation was below the average for CEOs in our peer group.

CEO pay reported includes transition amounts because of promotion of CEO from COO.

In calculating total CEO pay, the ISS report appears to double-count both the prior CEO’s compensation during 2013 and the new CEO’s compensation during all of 2013, including the period while he served as Chief Operating Officer.  The ISS report gives 3-Year Granted vs. Realizable CEO Pay as $17,627,000, which overstates CEO pay by apparently double-counting CEO and COO amounts.  Actual CEO compensation should not include Mr. Patterson’s compensation during 2013 before commencement of service as CEO, as this amount was earned as COO, not as CEO.

Restricted shares issued to CEO in 2014 were in lieu of cash.

In March 2014, we issued to our CEO 68,167 TSR performance-based shares at target (or 102,251 shares as the maximum number).  Consistent with past practice, we issued Mr. Patterson a corresponding 68,167 shares of restricted stock subject to time-based vesting.  We also issued 12,977 additional shares of restricted stock to Mr. Patterson in connection with his promotion from COO to CEO, in lieu of cash compensation, in order to build his share ownership.  Based on his performance-based shares at target and the sum of the regular and transition-related awards, Mr. Patterson’s total share awards for 2014 were 149,311 shares, a mix of approximately 46% performance-based (68,167 shares) and 54% time-vesting (81,144 shares).

Combined TSR and time-based restricted share awards illustrate alignment.

We believe the mix of stock awards to Mr. Patterson properly aligns his interests with our shareholders.  Following past practice, we based the number of share awards to Mr. Patterson on average stock prices for the final 20 trading days of 2013 (a price of $14.89) and a targeted value (based on a multiple of base salary) set by the board.  As discussed above, we also included additional restricted shares (representing less than 9% of his total award) in recognition of his serving as CEO during a portion of 2013.  Using these factors, our CEO total targeted value was approximately $2.2 million for 149,311 shares at target.  Based on the company’s 2014 relative TSR performance, the actual number of TSR performance-based shares earned by Mr. Patterson decreased to 29,244 shares, or approximately 43% of the original target award.  This reduced the total earned 2014 share awards to 110,388 shares, approximately 74% of the original target awards.  Based on the $6.48 average price of the Company’s stock over the last 20 trading days of 2014, by year end the total value of Mr. Patterson’s March 2014 grants had fallen to $715,314, roughly 32% of its original target value.  Given the fall in commodity prices affecting our industry and our stock’s decline during 2014, the reduced value of Mr. Patterson’s awards illustrates the degree to which our program effectively links his interests with those of our shareholders.

Conclusion:  Our goal is alignment with shareholders.

Our goal remains to motivate and align management with the creation of long-term shareholder value.  We believe the programs described in the Proxy Statement will continue to accomplish this goal.

Based on the foregoing additional information and information included in the Proxy Statement, we recommend that you vote FOR the LTIP Amendment Proposal and FOR the Say-on-Pay Proposal.

Sincerely,

Basic Energy Services, Inc.

Alan Krenek,	and	Compensation Committee:
Secretary		William E. Chiles, Chairman
James S. D’Agostino, Jr.
Antonio O. Garza, Jr.